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                                                Exhibit 12

              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES

             Computation of the Ratio of Earnings to Fixed Charges
                              (Million of Dollars)


                                                Years Ended December 31,
                                            ---------------------------------
                                            1993   1994   1995   1996   1997
                                            -----  -----  -----  -----  -----
Pretax income from continuing operations    $ 311  $ 416  $ 756  $ 487  $ 168
Add:
   Interest expense.......................    105     85     89     86     80
   Rental expense factor..................     20     22     25     27     27
                                            -----  -----  -----  -----  -----
Earnings available for fixed charges......  $ 436  $ 523  $ 870  $ 600  $ 275
                                            =====  =====  =====  =====  =====
Interest expense..........................  $ 105  $  85  $  89  $  86  $  80
Add capitalized interest..................      -      3      1      3      9
Rental expense factor.....................     20     22     25     27     27
                                            -----  -----  -----  -----  -----
Fixed charges.............................  $ 125  $ 110  $ 115  $ 116  $ 116
                                            =====  =====  =====  =====  =====
Ratio of earnings to fixed charges........    3.5    4.8    7.6    5.2    2.4
                                            =====  =====  =====  =====  =====